EXHIBIT (a)(5)(H)

Contacts:

Investors Traci McCarty BioMarin Pharmaceutical Inc. (415) 455-7558	Media Debra Charlesworth BioMarin Pharmaceutical Inc. (415) 455-7451

For Immediate Release:

BioMarin and Prosensa Announce Expiration of the Hart-Scott-Rodino

Waiting Period for BioMarin’s Proposed Acquisition of Prosensa

SAN RAFAEL, Calif., December 24, 2014 — BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) and Prosensa Holding N.V. (NASDAQ: RNA) today announced the expiration of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which occurred at 11:59 p.m. on December 23, 2014, with respect to BioMarin’s pending acquisition of Prosensa.

The expiration of the waiting period under the HSR Act period satisfies one of the conditions to the closing of the previously disclosed tender offer by BioMarin to purchase all of the outstanding ordinary shares of Prosensa, which remains subject to certain other closing conditions described in the tender offer statement on Schedule TO, filed by BioMarin with the Securities and Exchange Commission (the “SEC”) on December 12, 2014.

About Prosensa

Prosensa Holding N.V. is a biotechnology company based in Leiden, the Netherlands, which discovers and develops RNA-modulating therapeutics for the treatment of genetic disorders. The primary focus is on rare neuromuscular and neurodegenerative disorders with a large unmet medical need, including DMD, myotonic dystrophy and Huntington’s disease. Prosensa’s lead compound for DMD, is drisapersen. Its seven follow-on programs for other DMD genotypes are currently in various stages of development from preclinical through Phase 2. In addition, the Prosensa has preclinical products in development for Huntington’s disease and myotonic dystrophy. Prosensa has approximately 100 employees.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. BioMarin’s product portfolio comprises five approved products and multiple clinical and pre-clinical product candidates. Approved products include: Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation;

KUVAN® (sapropterin dihydrochloride) Powder for Oral Solution and Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; Firdapse® (amifampridine), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS); and VIMIZIM® (elosulfase alfa) for the treatment of Morquio A (MPS IVA). Product candidates include: BMN 165 (PEGylated recombinant phenylalanine ammonia lyase), also referred to as PEG PAL, which is currently in Phase 3 clinical development for the treatment of PKU; talazoparib (BMN 673), a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase 3 clinical development for the treatment of germline BRCA breast cancer; BMN 701, a novel fusion of acid alpha glucosidase (GAA) with a peptide derived from insulin like growth factor 2, which is currently in Phase 3 clinical development for the treatment of Pompe disease; BMN 111, a modified C-natriuretic peptide, which is currently in Phase 2 clinical development for the treatment of achondroplasia; and BMN 190, a recombinant human tripeptidyl peptidase-1 (rhTPP1), which is currently in Phase 1 for the treatment of late-infantile neuronal ceroid lipofuscinosis (CLN2), a form of Batten Disease. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding ordinary shares of Prosensa Holding N.V. described in this press release is being made pursuant to a tender offer statement on Schedule TO, filed by BioMarin Pharmaceutical Inc., BioMarin Falcons B.V. and BioMarin Giants B.V. with the SEC on December 12, 2014. Prosensa Holding N.V. filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on December 12, 2014.

INVESTORS AND SECURITY HOLDERS OF PROSENSA ARE URGED TO READ BOTH THE SCHEDULE TO (AND THE INCLUDED OFFER TO PURCHASE) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TERMS OF THE OFFER, THE PROPOSED TRANSACTIONS AND THE PARTIES THERETO.

The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all shareholders of Prosensa Holding N.V. at no expense to them from BioMarin by directing a request to Morrow & Co., LLC, the information agent for the tender offer, at prosensa.info@morrowco.com; (800)-267-0201; or 470 West Avenue, Stamford, CT 06902. These documents will also be available at no charge at the SEC’s website at www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to BioMarin or Prosensa are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties concerning the parties’ ability to consummate the tender offer and the transactions contemplated thereby. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the remaining conditions to the tender offer, the ability of the parties to complete the transaction and other risks detailed in BioMarin’s and Prosensa’s SEC filings, including those discussed in BioMarin’s Annual Report on Form 10-K for the year ended December 31, 2013 and in any subsequent periodic reports on Form 10-Q and Form 8-K and Prosensa’s Annual Report on Form 20-F for the year ended December 31, 2013 and in any subsequent reports on Form 6-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. Neither Prosensa nor BioMarin is obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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